Exhibit 10.2
EXECUTION VERSION

GUARANTY
Dated as of December 19, 2005
Made by
CADENCE DESIGN SYSTEMS, INC.,
As Guarantor
in Favor of
BANK OF AMERICA, N.A.,
as the
Administrative Agent
and
The LENDERS
(as defined herein)

Schedules
I	Litigation
II	Environmental Matters
III	Material Subsidiaries
IV	Intellectual Property
V	Liens
VI	Indebtedness
VII	Investments
VIII	Affiliate Transactions
IX	Burdensome Agreements

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TABLE OF CONTENTS
(continued)

Section		Page

Exhibits
A	Form of Compliance Certificate

ii

GUARANTY
          THIS GUARANTY (this “Guaranty”), dated as of December 19, 2005, is made by Cadence Design Systems, Inc., a Delaware corporation (the “Guarantor”), in favor of the Lenders from time to time party to the Term Facility Agreement referred to below, and Bank of America, N.A., as the administrative agent under such agreement (in such capacity, together with any successor administrative agent, the “Administrative Agent”).
RECITALS
          Castlewilder, an Irish unlimited company, (the “Borrower”), the Lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and the Administrative Agent are parties to a Term Facility Agreement dated as of December 19, 2005 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”).
          The Borrower is a wholly-owned Subsidiary of the Guarantor.
          It is a condition precedent to the making of the Loan to the Borrower under the Credit Agreement at the rate of interest, and with other financial terms, set forth therein that the Guarantor guarantee the indebtedness and other obligations of the Borrower to the Guaranteed Parties under or in connection with the Credit Agreement as set forth herein.
          The Guarantor, as the parent of the Borrower, will derive direct and indirect benefits from the making of the Loan to the Borrower pursuant to the Credit Agreement (which benefits are hereby acknowledged by the Guarantor).
          Accordingly, to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and in consideration thereof, the Guarantor hereby agrees as follows:
             Section 1. Definitions; Interpretation.
          (a) Terms Defined in Credit Agreement. All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
          (b) Certain Defined Terms. As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:
          “Acquisition”, by any Person, means the acquisition by such Person of (i) more than 50% of the Equity Interests in, or all or substantially all of the property of, another Person, or (ii) any product line or segment of business or division (including, without limitation, the acquisition of rights, production or distribution of a product or product line) of a Person, whether or not involving a merger or consolidation with such Person.
          “Administrative Agent” has the meaning specified in the introductory paragraph to this Guaranty.

          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agent-Related Persons" means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
          “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
          “Audited Financial Statements” means the audited consolidated balance sheet of the Guarantor and its Subsidiaries for the fiscal year ended January 1, 2005, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of the Guarantor, including the notes thereto.
          “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).
          “Big Four Firm” means and includes KPMG International, PriceWaterhouseCoopers, Deloitte & Touche, and Ernst & Young, together with any successors to all or substantially all of their respective auditing businesses.
          “Borrower” has the meaning specified in the recitals to this Guaranty.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Dublin, Ireland, New York City or the state where the Administrative Agent’s Office is located, and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
          “Change of Control” means an event or series of related events by which:
          (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
          (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Guarantor ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
          (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or legally-binding arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Guarantor, or control over the equity securities of the Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Guarantor on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities.
          “Closing Date” has the meaning specified in the Credit Agreement.
          “Code” means the Internal Revenue Code of 1986.
          “Collateral” has the meaning specified in Section 3(a).
          “Companion Lien” has the meaning specified in Section 12(i)(ii).
          “Compliance Certificate” means a certificate substantially in the form of Exhibit A hereto.
          “Consolidated EBITDA” means, for any period, for the Guarantor and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Guarantor and its Subsidiaries for such period (including franchise taxes imposed in lieu thereof), (iii) depreciation and amortization expense, including amortization of any original issue discount, (iv) write-offs (including, without limitation, write-offs and write-downs of acquired in-process research and development in connection with Acquisitions and any write-off of deferred financing costs in connection with the prepayment or repurchase of Indebtedness prior to the maturity thereof),

(v) other charges and expenses of the Guarantor and its Subsidiaries that are non-cash and non-recurring reducing such Consolidated Net Income (including non-cash compensation expenses realized for grants of performance shares, stock options, stock purchase rights or other rights to officers, directors and employees of the Guarantor or any Subsidiary), and (vi) cash restructuring charges not to exceed for any period of four consecutive fiscal quarters $20,000,000; and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Guarantor and its Subsidiaries for such period, and (ii) all non-cash items increasing Consolidated Net Income for such period.
          “Consolidated Indebtedness” means, as of any date of determination, for the Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the Finance Documents) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the outstanding principal amount of all purchase money Indebtedness, (c) the face amount of all outstanding letters of credit (including standby and commercial, but excluding letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) the outstanding principal amount of all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Guarantor or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Guarantor or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Guarantor or such Subsidiary.
          “Consolidated Interest Charges” means, for any period, for the Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Guarantor and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Guarantor and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.
          “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.
          “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

          “Consolidated Net Income” means, for any period, for the Guarantor and its Subsidiaries on a consolidated basis, the net income of the Guarantor and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
          “Consolidated Net Tangible Assets” means, in respect of the Guarantor and its Subsidiaries on a consolidated basis, the Consolidated Total Assets less goodwill and other intangibles (other than patents, trademarks, licenses, copyrights and other intellectual property and prepaid assets).
          “Consolidated Total Assets” means, in respect of the Guarantor and its Subsidiaries on a consolidated basis, total assets.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Agreement” has the meaning specified in the recitals to this Guaranty.
          “Credit Facility Obligations” means, in relation to any Contractual Obligation specified in Section 12(i) hereof in favor of any Person (the “Third-Party Creditor”), (i) all Obligations, as such Obligations or the documents evidencing them may be renewed, extended, increased, amended or modified from time to time without notice to or consent of such Third-Party Creditor, and (ii) all indebtedness and obligations arising under any loan or credit agreement replacing or refinancing the Obligations, whether in favor of the Borrower or the Guarantor or any of its Subsidiaries, without notice to or consent of such Third-Party Creditor.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
          “Eligible Preferred Stock” means in respect of any class of preferred stock of the Guarantor outstanding (the “Subject Stock”) as to which dividends or distributions are being declared or paid in preferred stock (such dividended or distributed stock, the “Distributed

Stock”), preferred stock of the same class, provided such Distributed Stock neither contains nor is subject to any conversion, redemption, repurchase, put, call or dividend rights not applicable to the Subject Stock.
          “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Guarantor or any ERISA Affiliate.
          “Event of Default” has the meaning set forth in the Credit Agreement.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the

Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Administrative Agent.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
          “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that an endorsement of any check or similar instrument in the ordinary course of business shall not constitute a Guarantee. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
          “Guaranteed Obligations” has the meaning set forth in Section 2.
          “Guaranteed Parties” means the Administrative Agent and each Lender.
          “Guaranty Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to any Guaranteed Party under or in connection with this Guaranty.

          “Guaranty Default” has the meaning set forth in Section 13.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
          (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial, but excluding commercial letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
          (c) net obligations of such Person under any Swap Contract;
          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);
          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (f) capital leases and Synthetic Lease Obligations;
          (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
          (h) all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Information Memorandum” has the meaning specified in the Credit Agreement.

          “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.
          “Intercompany Loans” means, at any time of determination, all outstanding loans and advances for financial purposes, whether secured or unsecured and however evidenced, directly or indirectly extended by the Guarantor in favor of or otherwise owing by the Borrower.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
          “IP Rights” has the meaning set forth in Section 10(q).
          “IRS” means the United States Internal Revenue Service.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “Lenders” has the meaning specified in the recitals to this Guaranty.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but not including the filing of a precautionary financing statement solely in respect of true (operating) lease obligations).
          “Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

          “Loan Documents” means the “Finance Documents,” as defined in the Credit Agreement.
          “Loan Parties” means the “Obligors,” as defined in the Credit Agreement.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities, or condition (financial or otherwise) of the Guarantor and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
          “Material Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such regulation is in effect on the date hereof, together with and including any Subsidiary that is a Loan Party.
          “Maturity Extension Date” means, provided an Extended Maturity Date has arisen pursuant to the Credit Agreement, the Initial Maturity Date.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Permitted Receivables Purchase Facility” shall mean any receivables sales or securitization program now or hereafter entered into by the Guarantor or any of its Subsidiaries,

in each case involving true sales of Receivables to a Securitization Entity, without recourse to the Guarantor or any Subsidiary, other than pursuant to representations, warranties, covenants and indemnities that are reasonably customary in an accounts receivable securitization transaction undertaken on a true sale basis.
          “Permitted Swap Contracts” has the meaning specified in Section 12(c)(iii).
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Guarantor or any ERISA Affiliate or to which the Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
          “Permitted Mandatory Repayment” has the meaning specified in Section 13(e).
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by the Guarantor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Prior SEC Filings” means, in respect of the Guarantor, any annual, quarterly or special report filed prior to the Closing Date by the Guarantor with the SEC under the Securities Exchange Act of 1934, including all schedules and attachments thereto, other than materials the Guarantor requested (and obtained consent to or is awaiting consent to) non-disclosure for reasons of confidentiality.
          “Pro Forma Basis” has the meaning specified in Section 1(c)(iv).
          “Receivables” means any rights to payment, whether in the form of accounts receivable, general intangibles, instruments, chattel paper or otherwise.
          “Receivables-Related Assets” means (a) any rights arising under the documentation governing or relating to Receivables which are the subject of a Permitted Receivables Purchase Facility, including, without limitation, rights in respect of Liens securing such Receivables, (b) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited, (c) spread accounts and other similar accounts, and any amounts on deposit therein, established in connection with any Permitted Receivables Purchase Facility, (d) any warranty, indemnity, dilution and other intercompany claim arising out of any Permitted Receivables Purchase Facility, and (e) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with factoring or asset securitization transactions involving Receivables.
          “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Guarantor as prescribed by the Securities Laws.

          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
          “Responsible Officer” has the meaning set forth in the Credit Agreement.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Guarantor’s stockholders, partners or members (or the equivalent Person thereof).
          “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
          “Securitization Entity” means a wholly-owned Subsidiary of the Guarantor (or another Person in which the Guarantor or any Subsidiary of the Guarantor makes an Investment and to which the Guarantor or any Subsidiary transfers Receivables) which engages in no activities other than in connection with the financing of accounts receivable.
          “Senior Convertible Notes” means those Senior Convertible Notes due 2023, issued and outstanding pursuant to that Indenture, dated as of August 15, 2003, between the Guarantor and J.P. Morgan Trust Company, National Association, as Trustee.
          “Subordinated Debt” has the meaning set forth in Section 7(a).
          “Subordinated Debt Payments” means any payment or distribution by or on behalf of the Borrower, directly or indirectly, of assets of the Borrower of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by set-off, exchange or in any other manner, for or on account of the Subordinated Debt.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Guarantor.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Threshold Amount” means $30,000,000.
          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
          “Utilisation Date” has the meaning set forth in the Credit Agreement.
          (c) Interpretation and Accounting Terms.
                    (i) General. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,”

“includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Guaranty Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Guaranty Document, shall be construed to refer to such Guaranty Document in its entirety and not to any particular provision thereof, (iv) all references in a Guaranty Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Guaranty Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” Section headings herein and in the other Guaranty Documents are included for convenience of reference only and shall not affect the interpretation of this Guaranty or any other Guaranty Document.
                    (ii) Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Guaranty shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
                    (iii) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Guarantor or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Guarantor shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (x) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (y) the Guarantor shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Guaranty or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
                    (iv) Pro Forma Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under

Section 12(b)(xv), Section 12(c)(vii) and Section 12(f)(v) (in each case, a “Pro Forma Transaction”) and the financial covenants set forth in Section 12(k).
                    (A) if (I) during the applicable four fiscal quarter period used in making such calculations under Section 12 (the “Measuring Period”) or (II) in the case of any Pro Forma Transaction calculation to occur after such applicable Measuring Period, the Guarantor or any of its Subsidiaries consummates any Acquisition (x) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included as if such Acquisition had occurred as of the first date of the Measuring Period, (y) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the Measuring Period and (z) reasonably anticipated cost savings in connection with the Acquisition which are approved by the Administrative Agent shall be given effect as of the first day of the Measuring Period; and
                    (B) if (I) during the Measuring Periods or (II) in the case of any Pro Forma Transaction calculation, to occur after such applicable Measuring Period, the Guarantor or any of its Subsidiaries consummates any Disposition of a Subsidiary, product, product line, business segment or division (x) income statement items (whether positive or negative) attributable to the Subsidiary or Property disposed of shall be excluded as if such Disposition had occurred on the first date of the Measuring Period and (y) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the Measuring Period.
For purposes of determining the Consolidated Leverage Ratio pursuant to any Pro Forma Transaction, “Pro Forma Basis” shall mean that such ratio is calculated (i) by determining the denominator in accordance with this Section 1(c)(iv) based upon the then-most recent financial statements of the Guarantor delivered to the Administrative Agent and Lenders pursuant to this Guaranty or the Guarantor’s unaudited financial statements for the quarter ended October 1, 2005, and (ii) by taking into account in the numerator all Indebtedness incurred or repaid on or prior to the date of the relevant transaction.
            Section 2. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees for the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of the Borrower to the Guaranteed Parties under or in connection with the Credit Agreement and the other Loan Documents, including all unpaid principal of the Loans, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the Borrower to the Guaranteed Parties thereunder, in connection therewith, and in connection with any other Loan Document. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, whether now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. The foregoing indebtedness, liabilities and other obligations of the Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantor in connection with this Guaranty (including any and all amounts due under Section 16), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”
            Section 3. Liability of Guarantor. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:
          (a) the Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of the Guarantor and shall not be contingent upon any Guaranteed Party’s exercise or enforcement of any remedy it may have against the Borrower or any other Person, or any collateral that any Guaranteed Party may from time to time acquire as security for the Guaranteed Obligations (“Collateral”), provided that nothing in this Guaranty shall be construed as imposing any obligation on the Guarantor or any other Loan Party to provide any Collateral for the Guaranteed Obligations;
          (b) this Guaranty is a guaranty of payment when due and not merely of collectibility;
          (c) the Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and
          (d) the Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall the Guarantor be exonerated or discharged by, any of the following events:
                    (i) any Insolvency Proceeding with respect to the Borrower, the Guarantor, any other Loan Party or any other Person;
                    (ii) any limitation, discharge, or cessation of the liability of the Borrower, the Guarantor, any other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;
                    (iii) any merger, acquisition, consolidation or change in structure of the Borrower, the Guarantor or any other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of the Borrower, the Guarantor, any other Loan Party or other Person;
                    (iv) any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Loan Documents, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any of the Collateral;
                    (v) any claim, defense, counterclaim or set-off, other than that of prior performance, that the Borrower, the Guarantor, any other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents, but, subject to Section 18, excluding the defense of payment;
                    (vi) any Guaranteed Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, or any Collateral, or any Guaranteed Party’s exchange, release, or waiver of any Collateral;
                    (vii) any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any of the Collateral, including any Guaranteed Party’s compromise, release, settlement or waiver with or of the Borrower, any other Loan Party or any other Person;
                    (viii) any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations;
                    (ix) any impairment or invalidity of any Collateral or any other collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein; and
                    (x) any other guaranty, whether by the Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of the Borrower to any Guaranteed Party.
            Section 4. Consents of Guarantor. The Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from the Guarantor:
          (a) the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Guarantor under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;
          (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;
          (c) the time for the Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;

          (d) any Guaranteed Party may discharge or release, in whole or in part, any other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral or any other collateral, nor shall any Guaranteed Party be liable to the Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on the Collateral or other collateral therefor;
          (e) the Guaranteed Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;
          (f) the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of the Borrower to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and
          (g) the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the Guaranteed Obligations or any of the Collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantor against the Borrower;
all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.
            Section 5. Guarantor Waivers.
          (a) Certain Waivers. The Guarantor waives and agrees not to assert:
                    (i) any right to require any Guaranteed Party to marshal assets in favor of the Borrower, the Guarantor, any other Loan Party or any other Person, to proceed against the Borrower, any other Loan Party or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Guaranteed Obligations or comply with any other provisions of §9611 of the New York UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;
                    (ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

                    (iii) any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, the Guarantor or any other Person;
                    (iv) any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;
                    (v) any rights to set-offs and counterclaims;
                    (vi) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against the Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and
                    (vii) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.
          (b) Additional Waivers.
                    (i) The Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. The Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Borrower, the Guarantor or any other Person with respect to the Guaranteed Obligations.
                    (ii) Until the Guaranteed Obligations have been paid in full in cash (other than contingent indemnification obligations, which have been provided for to the reasonable satisfaction of the Majority Lenders), the Guarantor waives (A) its rights of subrogation and reimbursement, (B) any defenses the Guarantor may have to the Guaranty by reason of an election of remedies by the Guaranteed Parties, (C) any rights or defenses the Guarantor may have by reason of protection afforded to the Borrower or any other Guaranteed Party pursuant to the anti-deficiency or other laws of the State of New York limiting or discharging the Borrower’s or such other Loan Party’s indebtedness, (D) any defenses arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of the Borrower, (E) any defenses based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower, (F) any right to compel any Guaranteed Party to proceed against or exhaust any security for the Guaranteed Obligations (or to proceed against such security in a particular order) or to pursue any other remedy in such Guaranteed Party’s power whatsoever, and (G) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Parties.
                    (iii) The Guarantor warrants and agrees that each of the waivers set forth herein is made with full knowledge of its significance and consequences and that if any such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.
          (c) Independent Obligations. The obligations of the Guarantor hereunder are independent of and separate from the obligations of any other guarantor of the Guaranteed Obligations, the Borrower and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against the Guarantor, whether or not the Borrower or any such other Loan Party is joined therein or a separate action or actions are brought against the Borrower or any such other Loan Party.
          (d) Financial Condition of Borrower. The Guarantor shall not have any right to require any Guaranteed Party to obtain or disclose any information with respect to: (i) the financial condition or character of the Borrower or the ability of the Borrower to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) any Collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.
            Section 6. Subrogation. Until the Guaranteed Obligations (other than contingent indemnification obligations) shall be satisfied in full and the Commitments shall be terminated, the Guarantor shall not have, and the Guarantor shall not directly or indirectly exercise, (a) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (b) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty, or (c) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against the Borrower or any other Loan Party, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to the Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents. Upon the payment in full of the Guaranteed Obligations and the termination of all Commitments, the Guarantor shall be subrogated to the rights of the Guaranteed Parties against the Borrower to the extent otherwise permitted by law; provided, however, that such subrogation shall not (i) constitute a representation or warranty, express or implied, by any Guaranteed Party as to the enforceability or collectibility of any obligations of the Borrower under the Loan Documents or as to the perfection, priority or enforceability of any lien or security interest contained in or relating to any Loan Document, (ii) grant to the Guarantor any right of recourse against any Guaranteed Party in respect thereof, (iii) give rise to any duty on the part of any Guaranteed Party to cooperate with the Guarantor in the protection, preservation or enforcement of any rights the Guarantor may have against the Borrower or any other Loan Party, (iv) impair any Guaranteed Party’s unfettered discretion to settle or otherwise compromise any claims such Guaranteed Party may have against the Borrower or otherwise impair or affect any of the waivers or consents contained herein, or (v) restrict any Guaranteed Party from enforcing or forbearing from enforcing any of its rights or remedies against the Borrower; provided further, that the Guarantor shall, upon demand, indemnify each Guaranteed Party against any and all costs and expenses arising directly or indirectly in connection with such right of subrogation.
            Section 7. Subordination.
          (a) Subordination to Payment of Guaranteed Obligations. All payments on account of all Intercompany Loans, whether created under, arising out of or in connection with any documents or instruments evidencing any credit extensions to Borrower or otherwise, including all principal on any such Intercompany Loans, all interest accrued thereon, all fees and all other amounts payable by the Borrower to the Guarantor in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.
          (b) Subordination Upon Any Distribution of Assets of the Borrower. In the event of any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, upon any Insolvency Proceeding with respect to or involving the Borrower, (i) all amounts owing on account of the Guaranteed Obligations, including all interest accrued thereon at the contract rate both before and after the initiation of any such proceeding, whether or not an allowed claim in any such proceeding, shall first be paid in full in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which the Guarantor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution directly to the Administrative Agent (on behalf of the other Guaranteed Parties) for application to the payment of the Guaranteed Obligations in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to any Guaranteed Party in respect of such Guaranteed Obligations.
          (c) Authorization to Administrative Agent. If, while any Subordinated Debt is outstanding, any Insolvency Proceeding is commenced by or against the Borrower or its property:
                    (i) the Administrative Agent, when so instructed by the Majority Lenders, is hereby irrevocably authorized and empowered (in the name of the Guaranteed Parties or in the name of the Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Guaranteed Parties; and
                    (ii) the Guarantor shall promptly take such action as the Administrative Agent (on instruction from the Majority Lenders) may reasonably request (A) to collect the Subordinated Debt for the account of the Guaranteed Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to the

Administrative Agent, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.
            Section 8. Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time in connection with successive transactions consummated under the Credit Agreement and the other Loan Documents, and the Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon the Guarantor until termination of the Commitments and payment and performance in full of the Guaranteed Obligations.
            Section 9. Payments; Taxes. (a) The Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under §362(a) of the Bankruptcy Code or any comparable provision under Irish law), the Guarantor shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to the Borrower, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in any such Insolvency Proceeding). The Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in Dollars, in immediately available funds, to the Administrative Agent at such office of the Administrative Agent and to such account as the Administrative Agent shall specify in writing to the Guarantor.
          (b) Any and all payments by the Guarantor to or for the account of any Guaranteed Party under the Guaranty Documents shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of any Guaranteed Party, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Guaranteed Party is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Guarantor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under the Guaranty Documents to any Guaranteed Party then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such other Guaranteed Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions, (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Guarantor shall furnish to the Administrative Agent (which shall forward the same to such Guaranteed Party) the original or a certified copy of a receipt evidencing payment thereof.
          (c) In addition, the Guarantor agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under the Guaranty Documents or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, the Guaranty Documents (hereinafter referred to as “Other Taxes”).
          (d) If the Guarantor shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under the Guaranty Documents to any Guaranteed Party, the Guarantor shall also pay to the Administrative Agent or to such Guaranteed Party, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Guaranteed Party specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Guaranteed Party would have received if such Taxes or Other Taxes had not been imposed.
          (e) The Guarantor agrees to indemnify the Administrative Agent and each other Guaranteed Party for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Guaranteed Party, (ii) amounts payable under Section 9(d) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (e) shall be made within 30 days after the date the Guaranteed Party or the Administrative Agent makes a demand therefor. Such demand for payment shall include a schedule setting out in reasonable detail the calculation of the amount of liability for Taxes or Other Taxes asserted by the Guaranteed Party or Administrative Agent to be due, but no Guaranteed Party shall be obliged to disclose its tax returns or working papers.
          (f) Any payments by the Guarantor hereunder the application of which is not otherwise provided for herein, shall be applied in the order specified in Clause 26.5 of the Credit Agreement.
          (g) The agreements in this Section 9 shall survive the payment of all Guaranteed Obligations.
          (h) The provisions of Clauses 12.4 and 15.1 of the Credit Agreement shall apply to this Section 9.
            Section 10. Representations and Warranties. In order to induce the Lenders to make Loans to the Borrower pursuant to the Credit Agreement, the Guarantor represents and warrants to each Guaranteed Party, as of the Closing Date, the Utilisation Date and any Maturity Extension Date, that:
          (a) Existence, Qualification and Power; Compliance with Laws. Each of the Guarantor and its Material Subsidiaries is (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) with respect to the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws; except in each case referred to in clauses (iii) and (iv) of this Section 10(a), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
          (b) Authorization; No Contravention. The execution, delivery and performance by the Guarantor of the Guaranty, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of the Guarantor’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which the Guarantor is a party or affecting the Guarantor or the properties of the Guarantor or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Guarantor or its property is subject; or (c) violate any Law. The Guarantor is in compliance with all Contractual Obligations referred to in clause (ii)(A), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
          (c) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Guarantor, other than customary filings in connection with judicial or other enforcement proceedings.
          (d) Binding Effect. This Guaranty has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Obligor party thereto. This Guaranty and each other Loan Document constitute a legal, valid and binding obligation of the Obligor party thereto, enforceable against such Person in accordance with its terms.
          (e) Financial Statements; No Material Adverse Effect; No Internal Control Event.
                    (i) The Audited Financial Statements (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (B) fairly present in all material respects the financial condition of the Guarantor as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
                    (ii) The unaudited consolidated balance sheet of the Guarantor dated October 1, 2005 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present in all material respects the financial condition of the Guarantor as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments.
                    (iii) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
          (f) Litigation. There are no actions, suits, or proceedings pending or, to the best of the knowledge of the Guarantor, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Guarantor or any of its Subsidiaries or against any of their properties that (a) are pending as of the date hereof or each Utilisation Date and purport to affect or pertain to this Guaranty or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (b) except as specifically disclosed in Prior SEC Filings or Schedule I, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          (g) No Default. Neither the Guarantor nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Guaranty or any other Loan Document.
          (h) Ownership of Property; Liens. Each of the Guarantor and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Guarantor and its Material Subsidiaries is subject to no Liens, other than Liens permitted by Section 12(a).
          (i) Environmental Compliance. The Guarantor conducts in the ordinary course of business a review of the effect of existing claims alleging potential liability or responsibility for violation of any Environmental Law on its businesses, operations and properties, and those of its Subsidiaries, and as a result thereof the Guarantor has reasonably concluded that, except as specifically disclosed in Prior SEC Filings or Schedule II, such claims would not, individually or in the aggregate, have a Material Adverse Effect.
          (j) Insurance. The properties of the Guarantor and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Guarantor, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Guarantor and its Subsidiaries operate.
          (k) Taxes. The Guarantor and its Material Subsidiaries (i) have filed (A) all Federal, and material state, foreign and other income tax returns and (B) all other material Federal, state, foreign and other tax returns and reports required to be filed, and (ii) have paid all material Federal, state, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Except as specifically disclosed in Prior SEC Filings, there is no proposed tax assessment against the Guarantor or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
          (l) ERISA Compliance.
                    (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Guarantor, nothing has occurred which would prevent, or cause the loss of, such qualification. The Guarantor and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
                    (ii) There are no pending or, to the best knowledge of the Guarantor, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
                    (iii) (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any Unfunded Pension Liability; (C) neither the Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither the Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (E) neither the Guarantor nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
          (m) Subsidiaries; Equity Interests. The Guarantor has no Material Subsidiaries other than those specifically disclosed in Prior SEC Filings or on Schedule III. All of the

outstanding Equity Interests in the Guarantor has been validly issued, and are fully paid and nonassessable.
          (n) Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
                    (i) No Obligor is engaged and will none will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Loan, not more than 25% of the value of the assets (either of the Guarantor only or of the Guarantor and its Subsidiaries on a consolidated basis, or of any Loan Party only, or of any Loan Party on a consolidated basis) subject to the provisions of Section 12(a) or Section 12(e) or subject to any restriction contained in any agreement or instrument between the Guarantor and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 13(e) will be margin stock.
                    (ii) None of the Guarantor, any Person controlling the Guarantor, and any Subsidiary of the Guarantor is (A) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (B) required to be registered as an “investment company” under the Investment Company Act of 1940.
          (o) Disclosure.
                    (i) The Obligors have made available to the Administrative Agent and the Lenders, pursuant to Prior SEC Filings or otherwise, all material agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries are subject, and all other matters known to them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
                    (ii) No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Guaranty or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) and disclosed or referenced in the Information Memorandum contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that any such information published by Gartner DataQuest and appearing in the Information Memorandum shall not be included within the scope of this clause (ii), and provided, further, that, with respect to projected financial information, the Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that the projected information is subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and that, subject to the statement above that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, no assurance can be given that any projections will be realized).
          (p) Compliance with Laws. Each of the Guarantor and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (q) Intellectual Property; Licenses, Etc. The Guarantor and its Subsidiaries own, or possess the right to use, all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their businesses, without material conflict with the rights of any other Person, except to the extent as would not reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Guarantor, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Guarantor and its Subsidiaries infringes upon any rights held by any other Person. Except as specifically disclosed in Prior SEC Filings or on Schedule IV, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Guarantor, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
            Section 11. Affirmative Covenants. So long as any Lender shall have any Commitment under the Credit Agreement, or any Loan or other Obligation under any Loan Document shall remain unpaid or unsatisfied, the Guarantor shall, and shall (except in the case of the covenants set forth in subsections (a), (b) and (c)) cause each Loan Party and their respective Subsidiaries to:
          (a) Financial Statements. Deliver to the Administrative Agent:
                    (i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Majority Lenders (it being acknowledged that, without limitation, any Big Four Firm shall be deemed reasonably acceptable), which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
                    (ii) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Guarantor’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Guarantor in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
          (b) Certificates; Other Information. Deliver to the Administrative Agent:
                    (i) concurrently with the delivery of the financial statements referred to in Section 11(a)(i) and (ii), a duly completed Compliance Certificate signed by a Responsible Officer of the Guarantor;
                    (ii) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of the Guarantor by independent accountants in connection with the accounts or books of the Guarantor, or any audit of any of them;
                    (iii) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which the Guarantor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
                    (iv) promptly after receipt thereof by the Guarantor, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Guarantor and its Subsidiaries; and
                    (v) promptly, such additional information regarding the business, financial or corporate affairs of the Guarantor or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request, in form and detail reasonably satisfactory to such requesting Person.
     Documents required to be delivered pursuant to Section 11(a)(i) or (ii) or Sections 11(b)(ii), (iii), (iv) and (v) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Guarantor posts such documents, or provides a link thereto on the Guarantor’s website; or (y) on which such documents are posted on the Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Guarantor shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon request provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Guarantor with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Guarantor hereby acknowledges that (A) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Guarantor hereunder (collectively, “Guarantor Materials”) by posting the Guarantor Materials on IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Guarantor or its securities) (each, a “Public Lender”). The Guarantor hereby agrees that so long as the Guarantor is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Guarantor Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Guarantor Materials “PUBLIC,” the Guarantor shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Guarantor Materials as not containing any material non-public information with respect to the Guarantor or its securities for purposes of United States Federal and state securities laws; (y) all Guarantor Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Guarantor Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Guarantor shall be under no obligation to mark any Guarantor Materials “PUBLIC.”
          (c) Notices. Promptly notify the Administrative Agent and each Lender:
                    (i) of the occurrence of any Default;
                    (ii) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Guarantor or any Subsidiary that has resulted or would reasonably be expected to result in a Material Adverse Effect; (ii) any dispute, litigation, investigation, proceeding or suspension between the Guarantor and any Governmental Authority that has resulted or would reasonably be expected to result in a Material Adverse Effect; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Guarantor, including pursuant to any applicable Environmental Laws, that has resulted or would reasonably be expected to result in a Material Adverse Effect;
                    (iii) of the occurrence of any ERISA Event; and

                    (iv) of any material change in accounting policies or financial reporting practices by the Guarantor or the Borrower.
     Each notice pursuant to this Section 11(c) shall be accompanied by a statement of a Responsible Officer of the Guarantor setting forth details of the occurrence referred to therein and stating what action the Guarantor has taken and proposes to take with respect thereto. Each notice pursuant to Section 11(c)(i) shall describe with particularity any and all provisions of this Guaranty and any other Loan Document that have been breached.
          (d) Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (i) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Guarantor or such Subsidiary; (ii) all material lawful claims which, if unpaid, would by law become a material Lien upon property of the Guarantor or a Material Subsidiary (other than a Lien permitted by Section 12(a)), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Guarantor or such Subsidiary.
          (e) Preservation of Existence, Etc. (i) As to the Guarantor and each Material Subsidiary, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 12(d) or 12(e), and as to any Subsidiary that is not a Material Subsidiary, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except as permitted by Section 12(d) or to the extent that the failure to do so would reasonably be expected to have a Material Adverse Effect; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
          (f) Maintenance of Properties. (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities.
          (g) Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Guarantor, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

          (h) Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
          (i) Books and Records. (i) Maintain proper books of record and account, in which true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Guarantor and its Subsidiaries; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Guarantor.
          (j) Inspection Rights. Except as restricted by law, permit representatives of the Administrative Agent and each Lender to visit and inspect any of its properties or those of any of its Subsidiaries, to examine its or their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its or their affairs, finances and accounts with its or their officers and use reasonable best efforts to procure discussions with its independent public accountants, and, during the existence of a Default or in connection with any reasonable investigation of the possible existence of a Default, use reasonable best efforts to procure discussions with its or their directors, all at the expense of the Administrative Agent or Lender (other than during the existence of an Event of Default), as the case may be, at such reasonable times during normal business hours, on a once-a-year basis (other than during the existence of an Event of Default), upon reasonable advance notice to the Guarantor; provided, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Guarantor at any time during normal business hours, without advance notice and with such frequency as may be required by the Administrative Agent or Lenders.
          (k) Use of Proceeds. Use or cause to be used the proceeds of the Facility for general corporate purposes not in contravention of any Law or of any Loan Document.
            Section 12. Negative Covenants. So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Guarantor shall not, nor shall it permit any Subsidiary to, directly or indirectly:
          (a) Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
                    (i) Liens pursuant to any Loan Document;
                    (ii) Liens existing on the date hereof and specifically disclosed in Prior SEC Filings or listed on Schedule V and any renewals or extensions thereof, provided that (A) the property covered thereby is not changed, (B) the amount secured or benefited thereby is not increased, (C) the direct or any contingent obligor with respect thereto is not changed, and

(D) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 12(c)(ii);
                    (iii) any renewals or extensions of Liens permitted hereby (including in connection with refinancings or refundings of the related obligations), provided that (A) the property covered thereby is not expanded or increased, (B) the principal amount of the obligations secured or benefited thereby is not increased (except for accrued interest and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred in connection with such renewal or extension), (C) the direct or any contingent obligor with respect thereto is not changed, and (D) any renewal or extension of the obligations secured or benefited thereby is not prohibited by Section 12(c);
                    (iv) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
                    (v) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
                    (vi) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, product liability insurance and self-insurance, other than any Lien imposed by ERISA;
                    (vii) banker’s liens, rights of set-off, deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
                    (viii) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
                    (ix) Liens securing judgments for the payment of money not constituting a Guaranty Default under Section 13(h);
                    (x) any Lien existing on any asset of, or Equity Interest in, any Person at the time such asset or Equity Interest is acquired by such Person or such Person becomes, is merged or consolidated with or into, or is acquired by, the Guarantor or a Subsidiary, which Lien was not created in contemplation of such event;
                    (xi) Liens in favor of the Guarantor, Liens granted by a Subsidiary that is not a Loan Party in favor of a Loan Party and Liens granted by a Subsidiary that is not a Loan Party in favor of a Subsidiary that is not a Loan Party;

                    (xii) Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;
                    (xiii) statutory and common law liens in favor of any developer, landlord or other third party on property over which the Guarantor or any Subsidiary has easement rights or on any real property leased by the Guarantor or any Subsidiary and subordination or similar agreements relating thereto;
                    (xiv) any condemnation or eminent domain proceedings affecting any real property;
                    (xv) any provision for the retention of title to an asset by the vendor or transferor of such asset, which asset is acquired by the Guarantor or a Subsidiary in a transaction entered into in the ordinary course of business;
                    (xvi) Liens on the proceeds of assets that were subject to Liens permitted hereunder or on assets acquired with such proceeds as a replacement of such former assets;
                    (xvii) Liens securing Indebtedness permitted under Section 12(c)(iv); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (B) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;
                    (xviii) Liens on Receivables and Receivables-Related Assets in connection with any Permitted Receivables Purchase Facility;
                    (xix) with respect to the Borrower and its Subsidiaries, such Liens as are permitted under Clause 20.3 of the Credit Agreement; and
                    (xx) Liens securing Indebtedness the principal amount of which (when aggregated with the amount of Indebtedness outstanding pursuant to Section 12(c)(iv)), does not at any time exceed an amount equal to 5% of Consolidated Net Tangible Assets, as such assets are determined as of the end of the most recent fiscal quarter of the Guarantor for which financial statements have been from time to time delivered to the Lenders hereunder.
          (b) Investments. Make any Investments, except:
                    (i) Investments held by the Guarantor or any Subsidiary in the form of cash equivalents or short-term marketable debt securities;
                    (ii) advances to officers, directors and employees of the Guarantor or any Subsidiary undertaken in accordance with applicable law, (A) for travel, entertainment, relocation and analogous ordinary business purposes, or (B) in connection with the award of stock (x) under stock incentive and stock option plans duly authorized by the Guarantor’s board of directors or any subcommittee thereof or (y) made within the discretion of the officers of the

Guarantor as may have been duly authorized by the Guarantor’s board of directors or any subcommittee thereof;
                    (iii) Investments of the Guarantor in any wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in the Guarantor or in another wholly-owned Subsidiary (including the formation of any such Subsidiary);
                    (iv) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
                    (v) Investments existing on the date hereof and specifically disclosed in Prior SEC Filings or on Schedule VII, and any renewals, amendments and replacements thereof that do not increase the amount thereof;
                    (vi) prepayments and other credits to suppliers made in the ordinary course of business;
                    (vii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security or similar legislation made in the ordinary course of business;
                    (viii) pledges or deposits in connection with (i) the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) contingent obligations on surety or appeal bonds, and (iii) other obligations of a like nature, in each case incurred in the ordinary course of business;
                    (ix) Investments consisting of non-cash consideration received in the form of notes, securities or similar obligations in connection with any Disposition otherwise permitted by this Guaranty;
                    (x) Investments in the form of Permitted Swap Contracts;
                    (xi) Investments consisting of the endorsement of negotiable instruments for deposit;
                    (xii) Investments in a Securitization Entity arising in connection with any Permitted Receivables Purchase Facility;
                    (xiii) Guarantees permitted by Section 12(c);
                    (xiv) Investments (other than Acquisitions) in joint ventures, for the primary purpose of developing, producing, marketing or distributing goods for the Guarantor or any of its wholly-owned Subsidiaries; and

                    (xv) other Investments (including Acquisitions), provided that before and after giving effect to the making of such Investment, on a Pro Forma Basis, the Consolidated Leverage Ratio does not exceed the maximum level specified in Section 12(k)(ii) hereof for the next occurring fiscal quarter, less 0.25.
          (c) Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
                    (i) Indebtedness under the Loan Documents;
                    (ii) Indebtedness outstanding on the date hereof and specifically disclosed in Prior SEC Filings or listed on Schedule VI and any refinancings, refundings, renewals or extensions thereof; provided that (A) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (B) the terms relating to amortization and maturity (including any right to compel mandatory redemption thereof) of any such refinancing, refunding, renewing or extending Indebtedness, are no less favorable in any material respect to the Guarantor or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;
                    (iii) obligations (contingent or otherwise) of the Guarantor or its Subsidiaries existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by the Guarantor or such Subsidiary in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Guarantor, or changes in the value of securities issued by the Guarantor, and not for purposes of speculation or taking a “market view” (“Permitted Swap Contracts”);
                    (iv) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for all or part of the price of the acquisition, construction or improvement of fixed or capital assets within the limitations set forth in Section 12(a)(xvii); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding, together with the amount of secured Indebtedness incurred and outstanding pursuant to Section 12(a)(xx), shall not at any time exceed an amount equal to 5% of Consolidated Net Tangible Assets, as such assets are determined as of the end of the most recent fiscal quarter of the Guarantor for which financial statements have from time to time been delivered to the Lenders hereunder;
                    (v) Indebtedness owing to a Loan Party or owing to another Subsidiary that is not a Loan Party to the extent the making of such loan by such Loan Party or Subsidiary that is not a Loan Party is permitted by Section 12(b);
                    (vi) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case obtained in the ordinary course of business; or

                    (vii) other Indebtedness, provided that before and after giving effect to the incurrence thereof (provided, for this purpose, Indebtedness outstanding on the date hereof shall be deemed to have been incurred on the Closing Date), on a Pro Forma Basis, the Consolidated Leverage Ratio does not exceed the maximum level specified in Section 12(k)(ii) hereof for the next occurring fiscal quarter, less 0.25.
          (d) Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
                    (i) any Subsidiary (other than the Borrower) may merge with (A) the Guarantor, provided that the Guarantor shall be the continuing or surviving Person, or (B) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;
                    (ii) any Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (and dissolve or liquidate in connection therewith or thereafter provided it does not before such dissolution or liquidation acquire any material assets) to the Guarantor or another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Guarantor or a wholly-owned Subsidiary;
                    (iii) any Subsidiary (other than the Borrower) may merge with the Borrower, provided the Borrower shall be the continuing or surviving Person; and
                    (iv) the Guarantor or any Subsidiary may undertake any Dispositions permitted by Section 12(e).
          (e) Dispositions. Make any Disposition or enter into any legally binding agreement (other than an agreement expressly contingent upon the prior consent of the Majority Lenders pursuant hereto) to make any Disposition, other than Dispositions of cash or cash equivalents, except:
                    (i) Dispositions of obsolete or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business;
                    (ii) Dispositions of inventory and Investments in the ordinary course of business and Dispositions constituting Restricted Payments permitted pursuant to Section 12(f);
                    (iii) Dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

                    (iv) Dispositions of property: (A) by any Subsidiary to the Guarantor or CTL or to a wholly-owned Subsidiary, provided that if the transferor of such property is the Borrower, the Guarantor or CTL, the transferee thereof must be the Borrower, the Guarantor or CTL; or (B) by the Guarantor or CTL to any wholly-owned Subsidiary;
                    (v) Dispositions permitted by Section 12(d) (without regard to clause (iv) thereof);
                    (vi) licenses and sales of IP Rights, Dispositions of real property leases, and Dispositions consisting of leases of real property owned by the Guarantor or its Subsidiaries, in each case, undertaken in the ordinary course of business;
                    (vii) Dispositions of Receivables and Receivables-Related Assets pursuant to a Permitted Receivables Purchase Facility;
                    (viii) the sale of Buildings 1-4 at the Guarantor’s River Oaks Campus, in San Jose, California; and
                    (ix) Dispositions not otherwise permitted under this Section 12(e); provided that (A) at the time of such Disposition, no Default shall exist or would result from such Disposition and (B) the aggregate book value of all property Disposed of in reliance on this clause (viii) shall not at any time exceed for any fiscal year an amount equal to 5% of Consolidated Net Tangible Assets, as such assets are determined as of the end of the most recent fiscal quarter of the Guarantor for which financial statements have from time to time been delivered to the Lenders hereunder;
provided, however, that any Disposition pursuant to clauses (i) through (ix) (other than Dispositions between the Guarantor and any of its wholly-owned Subsidiaries, or between any of its wholly-owned Subsidiaries and other than Restricted Payments permitted pursuant to Section 12(f)) shall be for fair market value as determined in good faith by the Guarantor or the Guarantor shall have determined in good faith that such Disposition is in the best interests of the Guarantor and its Subsidiaries and is not materially disadvantageous to the Lenders.
          (f) Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise, unless made expressly subject to the prior consent of the Majority Lenders pursuant hereto) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
                    (i) each Subsidiary may make Restricted Payments to the Guarantor and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
                    (ii) the Guarantor may declare and make dividend payments or other distributions (A) payable solely in the common stock or other common Equity Interests of the Guarantor or (B) solely in respect of preferred stock outstanding from time to time, payable solely in Eligible Preferred Stock;

                    (iii) the Guarantor may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
                    (iv) the Guarantor may purchase, redeem or otherwise acquire the Senior Convertible Notes pursuant to a Permitted Mandatory Repayment; and
                    (v) the Guarantor may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash Equity Interests issued by it, provided that before and after giving effect to such declaration or payment, on a Pro Forma Basis, the Consolidated Leverage Ratio does not exceed the maximum level specified in Section 12(k)(ii) for the next occurring fiscal quarter, less 0.25.
          (g) Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Guarantor on the date hereof or any business substantially related or incidental thereto.
          (h) Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Guarantor, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Guarantor as would be obtainable by the Guarantor at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among the Guarantor and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries, (ii) Restricted Payments permitted by Section 12(f), (iii) the payment or grant of reasonable compensation, benefits and indemnities to any director, officer, employee or agent of the Guarantor or any Subsidiary, and (iv) transactions and agreements in existence on the date hereof and specifically disclosed in Prior SEC Filings or listed on Schedule VIII.
          (i) Burdensome Agreements. Enter into any Contractual Obligation (other than this Guaranty or any other Loan Document) that:
                    (i) limits the ability (A) of any Subsidiary to make Restricted Payments to the Guarantor or to otherwise transfer property to the Guarantor, (B) of any Subsidiary to Guarantee the Indebtedness of the Guarantor or (C) of the Guarantor or any Subsidiary to create, incur, assume or suffer to exist Liens on property of the Guarantor or such Subsidiary; provided, however, that the foregoing shall not prohibit:
                         (I) any negative pledge incurred or provided in favor of any holder of Indebtedness (A) permitted under Section 12(c)(iv) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (B) pursuant to documentation expressly permitting the Credit Facility Obligations to be secured thereby without the consent of the holder of such Indebtedness or any other Person and not involving a Companion Lien;
                         (II) limitations existing under or by reason of any agreement in effect on the Closing Date and specifically disclosed in Prior SEC Filings or listed on Schedule IX;

                         (III) limitations on the transfer of assets subject to a Lien permitted under Section 12(a) to the extent such limitation relates solely to the assets which are the subject of such Lien, and provided that such transfer restrictions shall not prohibit the granting or enforcement of consensual Liens securing the Credit Facility Obligations;
                         (IV) customary limitations on subletting or assignment of any real estate lease governing a leasehold interest of the Guarantor or any Subsidiary;
                         (V) limitations on the transfer of any property subject to a contract of sale or transfer so long as such limitations apply only to the property to be sold or transferred and such sale or transfer is permitted under the Loan Documents;
                         (VI) limitations existing under or by reason of any agreement of a Person acquired by the Guarantor or any Subsidiary as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), to the extent that the relevant limitations therein are not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired;
                         (VII) with respect to clauses (i)(A) and (i)(C) above, customary limitations (including financial maintenance covenants) existing under or by reason of real estate leases entered into in the ordinary course of business with Persons not Affiliates of the Guarantor;
                         (VIII) customary limitations in joint venture agreements otherwise permitted by the Loan Documents that relate solely to the joint venture;
                         (IX) restrictions on guarantees incurred or provided in favor of any holder of Indebtedness, which restrictions expressly permit the Credit Facility Obligations to be guaranteed without the consent of the holder of such Indebtedness or any other Person; and
                         (X) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (I) through (VIII) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, are, in the good faith judgment of the Guarantor, not materially less favorable to the Loan Parties or the Lenders with respect to such limitations than those contained in the contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or
                    (ii) requires the grant of a Lien to secure an obligation of the Guarantor or any Subsidiary if a Lien is granted to secure another obligation (other than Credit Facility Obligations) of the Guarantor or such Subsidiary (a “Companion Lien”).
          (j) Use of Proceeds. Use the proceeds of the Facility, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

          (k) Financial Covenants.
                    (i) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Guarantor to be less than 4.00 : 1.00.
                    (ii) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Guarantor set forth below to be greater than the ratio set forth below opposite such period:

Maximum
Four Fiscal Quarters Ending	Consolidated Leverage Ratio
Closing Date through Fiscal Quarter ending nearest September 30, 2007	2.50 : 1.00
Thereafter	2.25 : 1.00
            Section 13. Events of Default and Remedies. Any of the following shall constitute a “Guaranty Default”:
          (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
          (b) Specific Covenants. The Guarantor fails to perform or observe any term, covenant or agreement contained in any of Section 11(a), 11(b), 11(c), or 11(j) and such failure continues for three Business Days, or Section 11(e)(i) (solely as regards the maintenance of legal existence of any Loan Party), or Section 11(k) or 12 hereof; or
          (c) Other Defaults. The Guarantor fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in this Guaranty on its part to be performed or observed and such failure continues for 35 days; or
          (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Guarantor herein, or in any document delivered in connection herewith, shall be incorrect or misleading in any material respect when made or deemed made; or
          (e) Cross-Default. (i) The Guarantor or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but beyond any period of grace or cure period provided) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition to be performed or observed relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, beyond any period of grace or cure period provided, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Guarantor or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Guarantor or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Guarantor or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that this subsection (e) shall not apply to any repayment, put or similar provision to the extent it permits any holder of any Indebtedness of the Guarantor to compel the Guarantor to repay, convert into Capital Stock, or offer to repay, all or any portion of such Indebtedness prior to the stated maturity of such Indebtedness as long as such repayment, put or similar provision is not triggered by a default, event of default or change of control or similar event or circumstance which permits such Indebtedness to be declared due and payable or mandatorily redeemed or repurchased prior to its stated maturity (“Permitted Mandatory Repayment”); or
          (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property under any Debtor Relief Law; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
          (g) Inability to Pay Debts; Attachment. (i) The Guarantor or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
          (h) Judgments. There is entered against the Guarantor or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
          (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Guarantor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Guarantor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
          (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
          (k) Change of Control. There occurs any Change of Control.
          (l) Remedies Upon Guaranty Default. If any Guaranty Default occurs or is continuing, the Guaranteed Parties shall have all rights and remedies provided under applicable law, and as provided in the Credit Agreement arising in connection with an Event of Default thereunder.
             Section 14. Notices.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: (i) if to the Guarantor or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on the signature pages hereof; and (ii) if to any other Guaranteed Party, to the address, telecopier number, electronic mail address or telephone number specified in the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

          (b) Electronic Communications. Notices and other communications to the Guaranteed Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Change of Address, Etc. Each of the Guarantor and the Guaranteed Parties may change its address, telecopier or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
             Section 15. No Waiver; Cumulative Remedies. No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guaranty Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
             Section 16. Costs and Expenses; Indemnification.
          (a) Costs and Expenses. The Guarantor shall: (i) pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution, delivery and administration of this Guaranty and the other Guaranty Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), including all attorneys’ fees and disbursements; and (ii) pay or reimburse the Administrative Agent and each other Guaranteed Party for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty or the other Guaranty Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law). The foregoing costs and expenses shall include all taxes and reasonable fees related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent, and, during the existence of an Event of Default or pursuant to a good faith investigation of the potential existence of an Event of Default, the reasonable cost of independent public accountants and other outside experts retained by any Guaranteed Party.
          (b) Indemnification. Whether or not the transactions contemplated hereby are consummated, the Guarantor agrees to indemnify, save and hold harmless each Agent-Related Person, each other Guaranteed Party and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including all reasonable and documented attorneys’ fees and disbursements) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Guaranty Document or other Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Guaranty or the Credit Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Guaranty, the Credit Agreement or any other Guaranty Documents or Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).
          (c) Defense. At the election of any Indemnitee, the Guarantor shall defend such Indemnitee using legal counsel satisfactory to such Indemnitee in such Person’s sole discretion, at the sole cost and expense of the Guarantor.
          (d) Interest. Any amounts payable to by the Guarantor under this Section 16 or otherwise under this Guaranty if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Base Rate plus 2% per annum, to the fullest extent permitted by applicable Law. Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

          (e) Payment. All amounts due under this Section 16 shall be payable within ten Business Days after demand therefor.
          (f) Survival. The agreements in this Section 16 shall survive the termination of the Commitments and repayment of all other Guaranteed Obligations.
             Section 17. Right of Set-Off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each of the Lenders is authorized at any time and from time to time, without prior notice to the Guarantor, any such notice being waived by the Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Guarantor against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Guaranty or any other Guaranty Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each of the Lenders agrees (by its acceptance hereof) promptly to notify the Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
             Section 18. Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Guaranteed Party shall be under any obligation to marshal any assets in favor of the Guarantor or any other Person or against or in payment of any or all of the Guaranteed Obligations. To the extent that the Guarantor makes a payment to any Guaranteed Party, or any Guaranteed Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each of the Lenders severally agrees (by its acceptance hereof) to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
             Section 19. Benefits of Guaranty. This Guaranty is entered into for the sole protection and benefit of the Administrative Agent and each other Guaranteed Party and their respective successors and assigns, and no other Person (other than any Indemnitee specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Guaranteed Parties, by their acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than the Guarantor, and such obligations shall be limited to those expressly stated herein.

             Section 20. Binding Effect; Assignment.
          (a) Binding Effect. This Guaranty shall be binding upon the Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Administrative Agent and each other Guaranteed Party and their respective successors, endorsees, transferees and assigns.
          (b) Assignment. Except to the extent otherwise provided in the Credit Agreement, the Guarantor shall not have the right to assign or transfer its rights and obligations hereunder or under any other Guaranty Documents without the prior written consent of the Majority Lenders. Each Lender may, without notice to or consent by the Guarantor, sell, assign, transfer or grant participations in all or any portion of such Lender’s rights and obligations hereunder and under the other Guaranty Documents in connection with any sale, assignment, transfer or grant of a participation by such Lender in accordance with Clause 22 of the Credit Agreement of or in its rights and obligations thereunder and under the other Loan Documents. In the event of any grant of a participation, the participant (A) shall be deemed to have a right of set-off under Section 17 in respect of its participation to the same extent as if it were such “Guaranteed Party;” and (B) shall also be entitled to the benefits of Section 16.
             Section 21. Governing Law and Jurisdiction.
          (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH OTHER GUARANTEED PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER GUARANTY DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, THE GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY OTHER GUARANTY DOCUMENT. THE GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
          (c) The Guarantor hereby irrevocably appoints CT Corporation System, a Wolters Kluwer Company, with an office at 111 Eighth Avenue, New York, NY 10011, as its authorized agent (in such capacity, the “NY Process Agent”) with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to this Guaranty and the other Loan Documents in any of the courts in and of the State of New York. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the NY Process Agent at the NY Process Agent’s address and the Guarantor hereby irrevocably authorizes and directs the NY Process Agent to accept such service on its behalf and agrees that the failure of the NY Process Agent to give any notice of any such service to the Guarantor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. As an alternative method of service, the Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Guarantor at its address specified on the signature page hereof. If for any reason CT Corporation System shall cease to act as NY Process Agent, the Guarantor shall appoint forthwith, in the manner provided for herein, a successor NY Process Agent qualified to act as an agent for service of process with respect to all courts in and of the State of New York and acceptable to the Administrative Agent.
          (d) The Guarantor further agrees that the courts of England shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Guaranty or the other Loan Documents (including a dispute regarding the existence, validity or termination of any such document or agreement) (a “Dispute”). The Guarantor further waives any objection which it may have at any time to the laying of venue in relation to any proceedings brought in any such court in respect of any Dispute, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have any jurisdiction over it. The Guarantor hereby irrevocably appoints Cadence Design Systems Limited, with an office at Bagshot Road, Attn: Office of the General Counsel, Bracknell, Berkshire, RG12, OPH, UK, as its authorized agent, with all powers necessary to receive on its behalf service of process in any proceedings, commenced in the English courts.
          (e) Nothing in this Section 21 shall affect the right of the Guaranteed Parties to serve legal process in any other manner permitted by law or limit the right of the Guaranteed Parties to bring any action or proceeding against the Guarantor or its property in the courts of other jurisdictions.
             Section 22. Waiver of Jury Trial. THE GUARANTOR AND EACH GUARANTEED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THE GUARANTY DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM WITH RESPECT TO THE GUARANTY DOCUMENTS, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND THE GUARANTOR AND EACH GUARANTEED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

             Section 23. Entire Agreement; Amendments and Waivers. This Guaranty together with the other Guaranty Documents embodies the entire agreement of the Guarantor with respect to the matters set forth herein and supersedes all prior or contemporaneous agreements and understandings of the Guarantor, verbal or written, relating to the subject matter hereof and thereof and shall not be amended except by written agreement of the Guarantor, the Administrative Agent and the Majority Lenders. No waiver of any rights of the Guaranteed Parties under any provision of this Guaranty or consent to any departure by the Guarantor therefrom shall be effective unless in writing and signed by the Administrative Agent and the Majority Lenders, or the Administrative Agent (with the written consent of the Majority Lenders). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
             Section 24. Severability. If any provision of this Guaranty or the other Guaranty Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guaranty Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
             Section 25. Confidentiality. By its acceptance hereof, each Guaranteed Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to the Credit Agreement; (e) in connection with the exercise of any remedies hereunder or thereunder or any suit, action or proceeding relating to the Credit Agreement or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or participant in, any of its rights or obligations under the Credit Agreement (or other permitted assignee of or successor to a Guaranteed Party) or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Guarantor; (g) with the consent of the Guarantor; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Guaranteed Party on a nonconfidential basis from a source other than the Borrower or the Guarantor; or (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, the Guaranteed Parties may disclose the existence of this Guaranty and the Credit Agreement and information about this Guaranty and the Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Guaranteed Parties in connection with the administration and management of the Credit Agreement, the Guaranty Documents and other Loan Documents, the Commitments, and the Facility. For the purposes of this Section,

“Information” means all information received from the Guarantor relating the Guarantor or its Subsidiaries or their businesses, other than any such information that is available to the applicable Guaranteed Party on a nonconfidential basis prior to disclosure by the Guarantor or its Subsidiaries; provided that, in the case of information received from the Guarantor after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
             Section 26. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
             Section 27. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Guaranty Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to any Guaranteed Party hereunder or under the other Guaranty Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent (by its acceptance hereof) agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable law). The agreements in this Section 27 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.
             Section 28. USA PATRIOT Act Notice. By their acceptance hereof, each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Guarantor, which information includes the name and address of the Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Guarantor in accordance with the Act.
[Signature page follows]

          IN WITNESS WHEREOF, the Guarantor has executed this Guaranty, as of the date first above written.

CADENCE DESIGN SYSTEMS, INC.

By	/s/ William Porter

Title: Senior Vice President and Chief Financial Officer
Address:
2655 Seely Avenue
Building 5
San Jose, California 95134
U.S.A.
Attn.: Chief Financial Officer
Fax No. (408) 944-7168
[Signature page to Guaranty]

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Term Facility Agreement, dated as of December 19, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Castlewilder, an Irish unlimited company (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, guaranteed by Cadence Design Systems, Inc. (the “Guarantor”), the parent corporation of the Borrower, pursuant to that Guaranty dated as of December 19, 2005 (the “Guaranty”), the terms defined therein being used herein as therein defined).
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Guarantor, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Guarantor, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 11(a) of the Guaranty for the fiscal year of the Guarantor ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 11(a) of the Guaranty for the fiscal quarter of the Guarantor ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Guarantor and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Guaranty and the Agreement, and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Guarantor and the Borrower during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Guarantor and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and Guarantor performed and observed all of their Obligations under the Loan Documents, and
[select one:]
     [to the best knowledge of the undersigned during such fiscal period, the Borrower and Guarantor performed and observed each covenant and condition of the Loan Documents applicable to them, and no Default has occurred and is continuing.]
—or—
     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

CADENCE DESIGN SYSTEMS, INC.

By:

Name:

Title:

For the Quarter/Year ended                                         (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 12(k)(i) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

		1.	Consolidated Net Income for Subject Period:	$

		2.	Consolidated Interest Charges for Subject Period:	$

		3.	Provision for income taxes (including franchise taxes imposed in lieu thereof) for Subject Period:	$

		4.	Depreciation expenses for Subject Period:	$

		5.	Amortization expenses for Subject Period:	$

		6.	Write-offs for Subject Period:	$

		7.	Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$

		8.	Cash restructuring charges (not to exceed for any period of four consecutive fiscal quarters $20,000,000) for the Subject Period:	$

		9.	Income tax credits for Subject Period:	$

		10.	Non-cash additions to Consolidated Net Income for Subject Period:	$

		11.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 – 9 – 10):	$

	B.	Consolidated Interest Charges for Subject Period:		$

	C.	Consolidated Interest Coverage Ratio (Line I.A.11 / Line I.B):		to 1

	Minimum required:			4.00 : 1.00

II.	Section 12(k)(ii) – Consolidated Leverage Ratio.

	A.	Consolidated Indebtedness at Statement Date:	$

	B.	Consolidated EBITDA for Subject Period (Line I.A.11 above):	$

	C.	Consolidated Leverage Ratio (Line II.A ¸ Line II.B):	to 1

Maximum permitted:

Maximum
		Four Fiscal Quarters Ending	Consolidated Leverage Ratio

		Closing Date through Fiscal Quarter	2.50 : 1.00
ending nearest September 30, 2007

		Thereafter	2.25 : 1.00

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 3
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Guaranty)

Twelve
		Quarter	Quarter	Quarter	Quarter	Months
Consolidated EBITDA		Ended	Ended	Ended	Ended	Ended
Consolidated
Net Income

+	Consolidated Interest Charges

+	income taxes

+	depreciation expense

+	amortization expense

+	write-offs

+	non-recurring non - cash expenses

+	cash restructuring charges

-	income tax credits

-	non-cash income

=	Consolidated
EBITDA